Exhibit 99

Gander Mountain Company Reports

Fourth Quarter and Year-End Results

•                  Sales increased 30.3% in the fourth quarter to $237 million

•                  Net income increased 42.0% in the fourth quarter

•                  Company plans 18 to 20 new stores in fiscal 2005

MINNEAPOLIS, March 11, 2005 — Gander Mountain Company (Nasdaq: GMTN) today reported sales and earnings for the fourth quarter and year ended January 29, 2005.

For the fourth quarter of fiscal 2004, sales increased 30.3% to $237.2 million, an increase of $55.2 million over the fourth quarter of fiscal 2003. Comparable store sales declined 5.4% after an increase of 12.2% in the fourth quarter of 2003 and 12.0% in the fourth quarter of 2002. Net income for the fourth quarter of fiscal 2004 was $17.6 million, an increase of 42.0% over the $12.4 million reported for the fourth quarter of fiscal 2003.

Total sales for fiscal 2004 were $642.1 million compared to $489.4 million in fiscal 2003, an increase of 31.2%. Comparable store sales decreased 2.5%, after an 11.5% increase in fiscal 2003. The company reported net income for the year of $0.8 million, compared with net income of $0.7 million in fiscal 2003. The company opened 19 stores in fiscal 2004 versus 10 in fiscal 2003, incurring pre-opening expenses of $9.1 million in fiscal 2004 compared to $5.7 million in fiscal 2003.

Excluding the impact of lease related accounting adjustments described below, the company reported net income for the year of $2.5 million, compared with net income of $1.5 million in fiscal 2003. The net expenses related to lease accounting issues totaled $1.7 million in 2004 and $0.8 million in 2003, substantially all of which related to pre-opening rent expense for the construction and store set-up periods prior to the lease commencement date.

As stated in a press release issued by the company on March 9, 2005, as a result of a clarification issued by the SEC on February 7, 2005, regarding lease accounting, the company has adjusted its method of accounting for leases and will restate its historical financial statements. The fiscal 2003 and 2004 results discussed in this press release and reported in the attached financial statements reflect the lease accounting adjustments, unless specifically identified otherwise.

“We certainly are not satisfied with our bottom-line results in 2004. However, we remain confident in our ability to grow this business profitably in 2005 and beyond,” said Mark Baker, President and CEO. “We continue to be excited about Gander Mountain’s customer focused culture that is fostered by our more than 5,000 great associates every day.”

In fiscal 2004, the company opened 19 new stores, including two relocated stores, bringing the total store count to 82 at the end of the year.  The company entered five new states in 2004 and now operates stores in 14 states. In fiscal 2005, the company anticipates opening 18 to 20 stores, including store relocations and consolidations. New store growth will reinforce current markets, including markets the company entered in 2004, such as Texas and Colorado, as well as extend the company’s brand into new markets.  The company plans to expand its assortment in marine accessories and boating categories, as well as expand its services with Outdoor Expeditions, offering hunting and fishing vacation packages in the U.S. and Canada.

“Our product line extensions and new market pioneering efforts will enhance top line growth and, equally important, increase sales and margin opportunities in the first half of our year,” continued Baker.  “We are confident in our ability to drive market share gains and profitable growth because we are confident in our associates’ commitment to the company’s culture and success.”

Earnings per Share Calculation

On a GAAP basis, basic and diluted net income per share for the fourth quarter of fiscal 2004 were $1.24 and $1.21, respectively, compared with basic and diluted net income per share for the fourth quarter of fiscal 2003 of $8.48. For the twelve months ended January 29, 2005, on a GAAP basis, basic and diluted net loss per share were $0.32 and $0.30, respectively, compared with basic and diluted net loss per share of $16.24 a year ago.

On April 26, 2004, Gander Mountain closed its initial public offering of 6,583,750 shares of its common stock and converted existing preferred stock to common stock. Giving effect to the conversion of preferred shares and the application of the net proceeds of the offering as of the beginning of each period presented, pro-forma basic and diluted net income per share for the fourth quarter of fiscal 2004 were $1.24 and $1.21, respectively, compared with basic and diluted net income per share for the fourth quarter of fiscal 2003 of $0.91. For the twelve months ended January 29, 2005, pro-forma basic and diluted net income per share were $0.12 and $0.11 compared with pro-forma basic and diluted net income per share of $0.26 a year ago.

Fiscal 2005 Outlook

The company’s outlook for fiscal 2005 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release.

Fiscal Year 2005 —

•                  Sales are expected to exceed $850 million, an increase of at least 32% over fiscal 2004.

•                  Comparable store sales are expected to increase at least 2%.

•                  Income before income taxes is expected to be more than $16 million, compared with $0.8 million in fiscal 2004.

•                  The company expects to open 18 to 20 stores, including three or four store relocations and consolidations during the year.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time. The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company, headquartered in Minneapolis, Minnesota, is a leading specialty retailer that serves the needs of outdoor lifestyle enthusiasts, with particular focus on products and services for hunting, fishing, camping and boating.  Focused on a “We Live Outdoors” culture, Gander Mountain stores offer competitively priced outdoor equipment, accessories, related technical apparel and footwear, featuring national and regional brands as well as the company’s owned brand. There are currently 82 Gander Mountain outdoor lifestyle stores in 14 states.  For the nearest Gander Mountain store location, call 800-282-5993 or visit www.GanderMountain.com.

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Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risk Factors” section of the final prospectus relating to our initial public offering, as filed with the SEC, as well as in our subsequent reports filed with the SEC, which are available at our website at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:               Shannon Burns

                                Director of Investor Relations

                                952-830-1690

                                Sharon K. Link

                                Senior Vice President, Finance and Administration

                                952-830-8000

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Gander Mountain Company

Condensed Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
		(Restated)		(Restated)
Sales	$237,180	$181,977	$642,140	$489,430
Cost of goods sold	174,121	134,511	479,662	370,535
Gross profit	63,059	47,466	162,478	118,895

Operating expenses:
Store operating expenses	37,224	27,680	121,461	86,084
General and administrative expenses	6,456	5,474	26,002	21,618
Pre-opening expenses - rent	—	282	1,780	1,024
Pre-opening expenses - other	277	312	7,340	4,696
Income from operations	19,102	13,718	5,895	5,473
Interest expense, net	1,522	1,337	5,137	4,760
Income before income taxes	17,580	12,381	758	713
Income tax provision (benefit)	—	—	—	—
Net income	17,580	12,381	758	713
Less preferred stock dividends	—	4,131	4,305	16,523
Income (loss) applicable to common shareholders	$17,580	$8,250	$(3,547)	$(15,810)

Income (loss) per common share:
Basic	$1.24	$8.48	$(0.32)	$(16.24)
Diluted	$1.21	$8.48	$(0.30)	$(16.24)

Weighted average common shares outstanding:
Basic	14,222	973	11,092	973
Diluted	14,482	973	11,655	973

Gander Mountain Company

Condensed Statements of Operations - Unaudited

Pro-Forma Earnings Per Share

(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
Pro Forma Data (1)		(Restated)		(Restated)
Basic
Pro forma income applicable to common shareholders	$17,580	$12,933	$1,700	$3,640
Pro forma income applicable to common shareholders per share	$1.24	$0.91	$0.12	$0.26
Pro forma weighted average common shares outstanding	14,222	14,222	14,222	14,094

Diluted
Pro forma income applicable to common shareholders	$17,580	$12,933	$1,700	$3,640
Pro forma income applicable to common shareholders per share	$1.21	$0.91	$0.11	$0.26
Pro forma weighted average common shares outstanding	14,482	14,222	14,785	14,094

Reconciliation of Pro Forma Data to GAAP
Income (loss) applicable to common shareholders	$17,580	$8,250	$(3,547)	$(15,810)
Preferred stock dividends	—	4,131	4,305	16,523
Interest expense reduction	—	552	942	2,927
Pro forma net income applicable to common shareholders	$17,580	$12,933	$1,700	$3,640

Basic
Weighted average common shares outstanding	14,222	973	11,092	973
Conversion of preferred stock	—	6,665	1,575	6,665
Additional shares issued in IPO	—	6,584	1,555	6,456
Pro forma weighted average common shares outstanding	14,222	14,222	14,222	14,094

Diluted
Weighted average common shares outstanding	14,222	973	11,092	973
Conversion of preferred stock	—	6,665	1,575	6,665
Additional shares issued in IPO	—	6,584	1,555	6,456
Incremental shares from stock options	260	—	563	—
Pro forma weighted average common shares outstanding	14,482	14,222	14,785	14,094

(1) The Company believes the use of pro forma results provides more meaningful information due to the significant increase in share count as a result of the closing of the Company's initial public offering on April 26, 2004 and the conversion of convertible preferred stock into shares of common stock on that date.  The pro forma data is presented as if these events had occurred prior to each period.

Gander Mountain Company

Condensed Balance Sheets - Unaudited

(In thousands)

	January 29, 2005	January 31, 2004
Assets		(Restated)
Current assets:
Cash and cash equivalents	$1,033	$970
Accounts receivable	9,347	6,610
Inventories	264,138	180,361
Prepaids and other current assets	5,806	3,599

Total current assets	280,324	191,540

Property and equipment, net	96,185	53,002
Other assets	4,089	4,307

Total assets	$380,598	$248,849

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$114,441	$102,058
Accounts payable	38,808	35,957
Accrued and other current liabilities	35,038	29,892

Total current liabilities	188,287	167,907

Long term liabilities	31,668	17,296

Shareholders’ equity	160,643	63,646

Total liabilities and shareholders’ equity	$380,598	$248,849

Gander Mountain Company

Condensed Statements of Cash Flows - Unaudited

(In thousands)

	52 Weeks Ended
	January 29, 2005	January 31, 2004
		(Restated)
Operating activities
Net income	$758	$713
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,100	9,015
Property and equipment write-offs	955	21
Change in operating assets and liabilities:
Accounts receivable	(2,738)	(3,017)
Inventories	(83,777)	(70,399)
Prepaid expenses and other assets	(2,522)	(2,643)
Accounts payable and other liabilities	20,545	21,440
Net cash used in operating activities	(54,679)	(44,870)

Investing activities
Purchase of property and equipment	(44,017)	(21,502)
Net cash used in investing activities	(44,017)	(21,502)

Financing activities
Proceeds from sale of common stock, net of expenses	96,216	—
Proceeds from (repayments of) notes with affiliates	(9,840)	9,840
Borrowings under credit facility, net	12,383	56,911
Net cash provided by financing activities	98,759	66,751

Net increase in cash	63	379
Cash, beginning of period	970	591

Cash, end of period	$1,033	$970

Non-cash investing activities:  During 2004, the Company purchased property and equipment totaling $11.7 million financed through capital lease transactions.